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                                                                 EXHIBIT (d)(29)

                     INTERIM MASTER BUSINESS MANAGEMENT AND
                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made this 18th day of April, 2001, by Ivy Fund (the "Fund") and Ivy Management, Inc. (the "Manager").

         WHEREAS, the Fund is an open-end investment company organized as a Massachusetts business trust and consists of one or more separate investment portfolios as may be established and designated from time to time;

         WHEREAS, the Fund engages in the business of investing and reinvesting the assets of the portfolios in the manner and in accordance with the investment objectives and restrictions specified in the currently effective prospectuses and statements of additional information (the "Prospectus") relating to the portfolios included in the Fund's Registration Statement, as amended from time to time, filed by the Fund under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933;

         WHEREAS, the Fund and the Manager have entered into a Master Business Management and Investment Advisory Agreement dated the 31st day of December, 1991, as supplemented from time to time, pursuant to which the Manager renders business management and investment advisory services to the portfolios listed on Schedule A attached hereto (each a "Portfolio" and, collectively, the "Portfolios");

         WHEREAS, such Master Business Management and Investment Advisory Agreement, by its terms and in accordance with certain provisions of the 1940 Act, will terminate upon its assignment;

         WHEREAS, in connection with the proposed change in control (an "assignment" under the 1940 Act) of the Manager resulting from the contemplated acquisition (the "Acquisition") by Investors Group Inc. of Mackenzie Financial Corporation, of which the Manager is an indirect subsidiary, an automatic termination of the Master Business Management and Investment Advisory Agreement will occur;

         WHEREAS, Rule 15a-4 under the 1940 Act prevents funds from being harmed by losing investment advisory services due to an assignment of an advisory agreement before shareholders can approve a new agreement by providing a temporary exemption from the shareholder approval requirement and permitting the fund to be advised under a short-term agreement until shareholders can vote on a new agreement;

         WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees, has voted in person at its March 15, 2001 meeting to approve this interim master business management and investment advisory agreement (the "Interim Agreement") so that the Manager may continue to provide management and advisory services to the Portfolios


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until such time as the shareholders of each Portfolio will have voted on the approval or disapproval of a new master business and investment advisory agreement; and

         WHEREAS, the Fund wishes to utilize the services of the Manager as manager and investment adviser under the Interim Agreement with respect to certain portfolio assets of each Portfolio;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

         1. Appointment. The Fund hereby appoints the Manager to provide the business management and investment advisory services specified in this Interim Agreement, and the Manager hereby accepts such appointment.

         2.       Investment Advisory Services.

                  (a) As investment adviser to the Portfolios, the Manager shall make investments for the account of each Portfolio in accordance with the Manager's best judgment and within the investment objectives and restrictions set forth in the Prospectus applicable to the Portfolios, the 1940 Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Fund's Board of Trustees.

                  (b) The Manager will determine the securities to be purchased or sold by each Portfolio and will place orders pursuant to its determinations with any broker or dealer who deals in such securities. The Manager also shall (i) comply with all reasonable requests of the Fund for information, including information required in connection with the Fund's filing with the Securities and Exchange Commission (the "SEC") and state securities commissions, and (ii) provide such other services as the Manager shall from time to time determine to be necessary or useful to the administration of the Portfolios.

                  (c) The Manager shall furnish to the Fund's Board of Trustees periodic reports on the investment performance of each Portfolio and on the performance of its obligations under this Interim Agreement and shall supply such additional reports and information as the Fund's officers or Board of Trustees shall reasonably request.

                  (d) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other customers, the Manager, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Manager also may purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio involved and to such other customers.


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         3.       Business Management Services.

                  (a) The Manager shall supervise the Portfolios' business and affairs and shall provide such services reasonably necessary for the operation of the Portfolios as are not provided by employees or other agents engaged by the Portfolios; provided, that the Manager shall not have any obligation to provide under this Interim Agreement any direct or indirect services to the Portfolios' shareholders, any services related to the distribution of the Portfolios' shares, or any other services which are the subject of a separate agreement or arrangement between the Portfolios and the Manager. Subject to the foregoing, in providing business management services hereunder, the Manager shall, at its expense, (1) coordinate with the Portfolios' Custodian and monitor the services it provides to the Portfolios;
(2) coordinate with and monitor any other third parties furnishing services to the Portfolios; (3) provide the Portfolios with the necessary office space, telephones and other communications facilities as are adequate for the Portfolios' needs; (4) provide the services of individuals competent to perform administrative and clerical functions which are not performed by employees or other agents engaged by the Portfolios or by the Manager acting in some other capacity pursuant to a separate agreement or arrangement with the Portfolios;
(5) maintain or supervise the maintenance by third parties of such books and records of the Fund as may be required by applicable Federal or state law; (6) authorize and permit the Manager's directors, officers and employees who may be elected or appointed as trustees or officers of the Fund to serve in such capacities; and (7) take such other action with respect to the Fund, after approval by the Fund, as may be required by applicable law, including without limitation the rules and regulations of the SEC and of state securities commissions and other regulatory agencies.

                  (b) The Manager may retain third parties to provide these services to the Fund, at the Manager's own cost and expense. The Manager shall make periodic reports to the Fund's Board of Trustees on the performance of its obligations under this Interim Agreement, other than services provided to the Fund by third parties retained in accordance with the previous sentence.

         4. Expenses of the Fund. Except as provided in paragraph 3 or as provided in any separate agreement between the Portfolios and the Manager, the Fund shall be responsible for all of its expenses and liabilities, including:
(1) the fees and expenses of the Fund's Trustees who are not parties to this Interim Agreement or "interested persons" (as defined in the 1940 Act) of any such party ("Independent Trustees"); (2) the salaries and expenses of any of the Fund's officers or employees who are not affiliated with the Manager; (3) interest expenses; (4) taxes and governmental fees, including any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor; (5) brokerage commissions and other expenses incurred in acquiring or disposing of portfolio securities; (6) the expenses of registering and qualifying shares for sale with the SEC and with various state securities commissions; (7) accounting and legal costs; (8) insurance premiums; (9) fees and expenses of the Fund's Custodian and Transfer Agent and any related services; (10) expenses of obtaining quotations of portfolio securities and of pricing shares; (11) expenses of maintaining the Fund's legal existence and of shareholders' meetings; (12) expenses of preparation and distribution to existing


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shareholders of periodic reports, proxy materials and prospectuses; and (13)
fees and expenses of membership in industry organizations.

         5. Standard of Care. The Manager shall give the Fund the benefit of the Manager's best judgment and efforts in rendering business management and investment advisory services pursuant to paragraphs 2 and 3 of this Interim Agreement. As an inducement to the Manager's undertaking to render these services, the Fund agrees that the Manager shall not be liable under this Interim Agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Interim Agreement shall be deemed to protect or purport to protect the Manager against any liability to the Fund or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Manager's duties under this Interim Agreement or by reason of the Manager's reckless disregard of its obligations and duties hereunder.

            [The remainder of this page is intentionally left blank.]


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         6.       Fees. In consideration of the services to be rendered by the
Manager pursuant to paragraphs 2 and 3 of this Interim Agreement, each Portfolio shall pay a monthly fee on the first business day of each month, based on the average daily value (as determined on each business day at the time set forth in the Prospectus of the Portfolio for determining net asset value per share) of the net assets of the Portfolio during the preceding month at the following annual rates:

                                                                        Fee Rate
                      Portfolio                         (as a percentage of average net assets)
                      ---------                         ---------------------------------------
       Ivy Bond Fund                                        0.50% of the first $500 million;
                                                            0.40% over $500 million

       Ivy Cundill Value Fund                               1.00%

       Ivy Developing Markets Fund                          1.00%

       Ivy European Opportunities Fund                      1.00% of the first $250 million;
                                                            0.85% of the next $250 million;
                                                            0.75% over $500 million

       Ivy Global Fund                                      1.00% of the first $500 million;
                                                            0.75% over $500 million

       Ivy Global Science & Technology Fund                 1.00%

       Ivy Growth Fund                                      0.85% of the first $350 million;
                                                            0.75% over $350 million

       Ivy International Fund                               1.00% of the first $2.0 billion;
                                                            0.90% of the next $500 million;
                                                            0.80% of the next $500 million;
                                                            0.70% over $3 billion

       Ivy International Growth Fund                        1.00%

       Ivy International Small Companies Fund               1.00%

       Ivy International Value Fund                         1.00%

       Ivy Money Market Fund                                0.40%

       Ivy Pacific Opportunities Fund                       1.00%

       Ivy US Blue Chip Fund                                0.75%

       Ivy US Emerging Growth Fund                          0.85%

         Such fees earned shall be maintained in an interest-bearing escrow account with the Fund's custodian or a bank. If a majority of the applicable Portfolio's outstanding voting securities (as defined in the 1940 Act) approves a new Master Business and Investment Advisory Agreement within 150 days following the date of this Interim Agreement, the amount in escrow (including interest earned) with respect to such Portfolio will be paid to the Manager. If a


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majority of the applicable Portfolio's outstanding voting securities does not approve a new Master Business and Investment Advisory Agreement, the Manager will be paid from the escrow account the lesser of (i) any costs incurred in performing the Interim Agreement (plus interest earned on that amount while in escrow) with respect to such Portfolio; or (ii) the total amount in the escrow account (plus interest earned) with respect to such Portfolio. If the fees payable pursuant to this paragraph 6 begin to accrue before the end of any month or if this Interim Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of a Portfolio shall be computed in the manner specified in the Portfolio's Prospectus for the computation of net asset value. For purposes of this Interim Agreement, a "business day" is any day on which the New York Stock Exchange is open for trading.

         7. Ownership of Records. All records required to be maintained and preserved by the Portfolios pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Portfolios are the property of the Portfolios and shall be surrendered by the Manager promptly on request by the Portfolios; provided, that the Manager may at its own expense make and retain copies of any such records.

         8. Duration and Termination. This Interim Agreement shall become effective on the date first written above or on such later date as the Acquisition may take place, and shall continue in effect, unless sooner terminated as provided herein, for a period not to exceed 150 days following such date, or until the majority of the applicable Portfolio's outstanding voting securities approves a new master business and investment advisory agreement with the Manager. This Interim Agreement is terminable at any time, by either party, without payment of any penalty, on not more than ten (10) days' written notice to the other party. This Interim Agreement will be terminated automatically in the event of its assignment (as defined in the 1940 Act).

         All transactions already initiated hereunder at the time of termination shall be completed in accordance with the Manager's usual practice.

         9. Retention of Sub-Advisers. Subject to a Portfolio's obtaining any initial and periodic approvals that are required under Section 15 of the 1940 Act, the Manager may retain a sub-adviser with respect to that Portfolio, at the Manager's own cost and expense.

         10. Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.


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         11.      Miscellaneous.

                  (a) This Interim Agreement shall be construed in accordance with the laws of the State of Florida, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

                  (b) The captions in this Interim Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  (c) The Fund's Declaration of Trust has been filed with the Secretary of State of The Commonwealth of Massachusetts. The obligations of the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund's property shall be bound. It is further understood and acknowledged that all persons dealing with any Portfolio must look solely to the property of such Portfolio for the enforcement of any claims against that Portfolio as neither the Trustees, shareholders, officers, employees or agents assume any personal liability for obligations entered into on behalf of any Portfolio. No Portfolio shall be liable for the obligations or liabilities of any other Portfolio.

         IN WITNESS WHEREOF, the parties hereto have caused this Interim Agreement to be executed as of the date first above written.

                                       IVY FUND



                                       By:  /s/ James W. Broadfoot
                                            ------------------------------------
                                            Title: President



                                       IVY MANAGEMENT, INC.



                                       By:  /s/ James W. Broadfoot
                                            ------------------------------------
                                            Title: President


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                                   SCHEDULE A
                      TO INTERIM MASTER BUSINESS MANAGEMENT
                    AND INVESTMENT ADVISORY AGREEMENT BETWEEN
                        IVY FUND AND IVY MANAGEMENT, INC.
                              DATED APRIL 18, 2001


         FUNDS:

         Ivy Bond Fund
         Ivy Cundill Value Fund
         Ivy Developing Markets Fund
         Ivy European Opportunities Fund
         Ivy Global Fund
         Ivy Global Science & Technology Fund
         Ivy Growth Fund
         Ivy International Fund
         Ivy International Growth Fund
         Ivy International Small Companies Fund
         Ivy International Value Fund
         Ivy Money Market Fund
         Ivy Pacific Opportunities Fund
         Ivy US Blue Chip Fund
         Ivy US Emerging Growth Fund


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